                PROSPECTUS SUPPLEMENT NO. 4
              FILED PURSUANT TO RULE 424(B)(3)
           (TO PROSPECTUS DATED JANUARY 30, 1998)
                 REGISTRATION NO. 33-23553

                     CIRRUS LOGIC, INC.
                     U.S. $280,725,000
  6% Convertible Subordinated Notes due December 15, 2003
                            and
                   Shares of Common Stock
              Issuable Upon Conversion Thereof

     This Prospectus Supplement supplements information contained in that certain Prospectus dated January 30, 1998 (the "Prospectus") relating to the potential sale from time to time of up to an $280,725,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. The Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

Unless otherwise noted, all information provided in this Prospectus Supplement is as of July 7, 1998.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 7, 1998

     The table set forth in the Prospectus under the caption
"Selling Securityholders" shall be amended and supplemented to include the following line items:


                                        Principal Amount  Number of Shares of Common Stock
                                        of Registrable
                                        Notes
                                        Beneficially                    Offered Selling
                                        Owned and        Beneficially   Holder Hereby
Name                                    Offered Hereby   Owned (1)(2)   (2)(3)(4)
------------------                      --------------  --------------  --------------
General Motors Employees                8,380,000       346,009         346,009
Domestic Group Trust
c/o Mellon Bank

Delaware State Employees'               2,625,000       108,386         108,386
Retirement Fund
c/o Mercantile Safe Deposit & Trust

Thermo Elctron Balanced                 1,050,000        43,354          43,354
Investment Fund
c/o Mellon Bank

Declaration of Trust for the              670,000        27,664          27,664
Defined Benefit Plans of ICI
American Holdings
c/o State Street Bank & Trust Co.

Forum Capital Markets LLC                 500,000        20,645          20,645

Declaration of Trust for the              430,000        17,755          17,755
Defined Benefit Plans of ZENECA
Holdings Inc.
c/o State Street Bank & Trust Co.

First Church of Christ,                   430,000        17,755          17,755
Scientist - endowment
c/o State Street Bank & Trust Co.

Christian Science Trustees                430,000        17,755          17,755
for Gifts and Endowments
c/o Investors Bank & Trust

Hillside Capital Incorporated,            235,000         9,703           9,703
Corporate Account
c/o FMB Trust

Summer Hill Global Partners L.P.          100,000         4,129           4.129
c/o PNC Bank, Delaware
